EXHIBIT 4.2
                           CONVERTIBLE PROMISSORY NOTE
                           ---------------------------

$50,000                                                             May 12, 2000
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     FOR VALUE RECEIVED, the undersigned TANNER'S RESTAURANT GROUP, INC.
("Payor") promises to pay to BONHAM DRIVE LLC ("Payee") the principal amount of Fifty Thousand and 00/100 ($50,000) Dollars (the "Note") together with interest at the rate of 7% per annum, on December 31, 2000. Payment of this Note shall be made in lawful money of the United States of America at such address or commercial bank within the United States of America as the then holder of this Note may designate by notice to Payor not less than five (5) days prior to the date when this Note is due and payable.

     At any time at the option of the holder upon written notice to the Payor, the principal amount of this Note plus interest shall be convertible into the common stock of the Payor at the conversion price of $0.03 per common share.

     Upon an Event of Default (defined below) the principal amount of this Note then outstanding shall continue to bear interest until paid in full and the entire amount of this obligation shall become immediately due and payable without the necessity for demand or notice, together with all costs of collection, including reasonable attorney's fees.

     The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

     (A) The Payor shall fail to pay when due the principal or interest payable hereunder.

     (B) The Payor shall admit to its creditors its inability to pay its debts as they mature, or shall make an assignment for the benefit of its creditors.

     (C) Proceedings in bankruptcy, or for reorganization of the Payor, or for the readjustment of any of its debts, under the Bankruptcy Code, as amended, or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced by the Payor; or shall be commenced against the Payor and shall not be discharged within ninety (90) days of their commencement.

     (D) A receiver or trustee shall be appointed for the Payor or for any substantial part of its respective assets, or any proceedings shall be liquidated for the dissolution or the full or partial liquidation of the Payor and such receiver or trustee shall not be discharged within ninety (90) days of his appointment, or such proceedings shall not be discharged within thirty (30) days of their commencement, or the Payor shall discontinue its business or materially change the nature of its business.

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     The Payor hereby forever waives presentment, demand, protest, and/or notice of dishonor of this Note and the Payor guarantees the payment of this Note at maturity and consents, without notice, to any and all extensions of time and/or terms of payment made by the holder of this Note. In the event this right is exercised and this Note is collected by suit or attorney, the maker and endorsers hereof agree to pay, in addition to the amount due, a sum equal to fifteen (15%) percent as collection and/or legal fees.

     The holder shall not be entitled to convert any portion of this Note to the extent that, after such conversion, the number of shares of common stock beneficially owned by the holder would result in beneficial ownership by the holder of more than 4.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the holder upon such conversion). Beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act").

     This Note shall be enforced, governed and construed in all respects in accordance with the laws of the State of New York, as such laws are applied by New York courts, and shall be binding upon the undersigned, the undersigned's heirs, estate, legal representatives, successors and assigns and shall inure to the benefit of the Payee, its successors and assigns. If any provision of this
Note is invalid or unenforceable under any applicable statue or rule of law, then such provisions shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof that may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

     Neither this Note nor any provision hereof shall be waived, modified, changed, discharged, terminated, revoked or canceled, except by an instrument in writing signed by the party effecting the same against whom any change, discharge or termination is sought.

     IN WITNESS WHEREOF, this Note has been duly executed and delivered by duly authorized officer or director of the Payor.

                                            TANNER'S RESTAURANT GROUP, INC.



                                            By:  /s/  Jose A. Auffant
                                               ----------------------
                                            Title:  Director

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